                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [x]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [x] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              JUNO LIGHTING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         Common Stock, $.01 par value, of Juno Lighting, Inc.
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         Not applicable.
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         Not applicable.
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction: Not applicable.
--------------------------------------------------------------------------------

     (5) Total fee paid: Not applicable.
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid: Not applicable.
--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.: Not applicable.
--------------------------------------------------------------------------------

     (3) Filing party: Not applicable.
--------------------------------------------------------------------------------

     (4) Date filed: Not applicable.
--------------------------------------------------------------------------------

JUNO LIGHTING REMINDS STOCKHOLDERS TO VOTE 'FOR' JUNO'S MERGER WITH FREMONT INVESTORS

DES PLAINES, Ill., (June 25, 1999) -- Juno Lighting, Inc. (Nasdaq: JUNO) today urged its stockholders to vote "FOR" Juno's merger with Fremont Investors by submitting their proxy cards before the upcoming Special Meeting of Stockholders on June 29, 1999.

Robert S. Fremont, Chairman and Chief Executive Officer of Juno, said: "Juno's merger with Fremont Investors is in the best interests of all Juno stockholders. Here's why we believe Juno stockholders should approve the merger:

     -- "Juno's merger with Fremont is structured to provide an immediate $25 per share for at least 87.1% of Juno's stock in cash, with the remainder in stock valued at $25 per share;

     -- "Following a comprehensive and orderly year-long auction process, our independent bankers contacted 78 strategic and financial buyers. Of those candidates, only Fremont was willing to enter into a transaction worth $25 per share; and

     -- "Institutional Shareholder Services (ISS) approved of our merger agreement and recapitalization and recommended that Juno stockholders vote 'FOR' the merger. ISS' endorsement validates our belief that this merger is in the best interest of the Company and our stockholders."

Juno also responded to statements made by Lens Investment Management (Lens). Lens claims that the recently announced acquisition of Holophane by National Service Industries (NSI) implies that Juno should be sold at a higher price than that offered by Fremont. Juno believes that the price paid by NSI is the result of the substantial synergies that NSI expects to realize with Holophane. NSI said it expects to realize $13 million in synergies from Holophane, or approximatly 32% of Holophane's latest twelve months EBITDA. Pro forma for these synergies, the multiple implied by the proposed NSI acquisition of Holophane is 8.4x EBITDA, which is less than the multiple in the proposed Fremont merger. Given Juno's high margins, assembly-based business model and efficient operations, Juno does not believe that an acquisition by a strategic buyer would result in any significant synergies.

Mr. Fremont added, "Despite a comprehensive and thorough auction process which included numerous potential strategic acquirors, no third party made a bid equal to or better than Fremont's.

The Board accepted Fremont's bid because it believed that it represented the best opportunity to maximize value for all Juno stockholders. We strongly urge all Juno stockholders to vote 'FOR' the merger with Fremont."

Juno is a specialist in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use.

Any offering of securities in connection with the merger and recapitalization will be made only by means of a prospectus. This news release shall not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sale of these securities in any state in which such offering, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Juno's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that can cause the actual results to differ materially. Important factors which could cause actual results to differ materially are described in Juno's reports on Form 10-K and 10-Q and its registration statement on Form S-4 on file with the Securities and Exchange Commission.

    Contact: Joel Chemers of Juno Lighting, Inc. (847) 813-8384
             George Bilek of Juno Lighting, Inc. (847) 813-8330